EXHIBIT 99.1

NEWS RELEASE

AMERICAN EAGLE

OUTFITTERS

REPORTS RECORD EPS OF $0.35 FOR FIRST QUARTER 2007, A 25% INCREASE

PROVIDES SECOND QUARTER EPS GUIDANCE

Warrendale, PA, May 22, 2007 - American Eagle Outfitters, Inc. (NYSE: AEO) today announced that earnings for the 13 weeks ended May 5, 2007 increased 25% to $0.35 per diluted share from $0.28 per diluted share for the 13 week period ended April 29, 2006.

"I'm proud of our team for delivering strong first quarter results, which truly demonstrates the sustainability of our performance, the strength of the AE brand and good expense management," said Jim O'Donnell, Chief Executive Officer. "We continue to capitalize on our systems and the investments we've made in critical functions such as sourcing and production. While keeping a sharp focus on strengthening our operations, we are also advancing future growth initiatives within the American Eagle brand, our aerie intimates concept and MARTIN + OSA."

First Quarter Results

Total sales for the 13 weeks ended May 5, 2007 increased 17% to $612.4 million compared to $522.4 million for the 13 week period ended April 29, 2006. Due to the 53rd week in fiscal 2006, first quarter comparable store sales are compared to the 13 week period ended May 6, 2006. On this basis, the company delivered a comparable store sales increase of 6%.

Gross profit for the first quarter increased to $298.5 million, or 48.7% as a percent to sales, similar to last year. A higher merchandise margin was offset by the de-leveraging of distribution services and delivery charges. Rent expense was flat as a percent to sales.

First quarter SG&A expenses of $157.0 million leveraged 20 basis points to 25.6% as a percent to sales. This compared to $134.7 million, or 25.8% as a percent to sales last year. Within SG&A, supplies and direct compensation leveraged, while professional services, services purchased and incentive compensation increased as a percent to sales.

Operating income for the quarter increased 18% to $116.0 million from $98.3 million last year. As a percent to sales, operating income increased to 18.9%, a 10 basis point improvement compared to 18.8% last year.

Other income for the first quarter was $11.3 million compared to $8.1 million last year. The increase reflected a higher investment yield compared to last year.

Net income increased 23% to $78.8 million compared to $64.2 million last year. As a percent to sales net income was 12.9% compared to 12.2% last year. Earnings per diluted share increased 25% to $0.35 compared to $0.28 last year.

Inventory

Total merchandise inventories at the end of first quarter were $275 million, an increase of $80 million compared to last year. AE brand inventory (excluding internet) increased 29% on a per square foot basis from a year ago. Over half of the increase relates to in-transit inventory for back-to-school receipts. This is due to the shift in the fiscal calendar, and a greater use of ocean freight, which is more cost efficient, yet adds several weeks to in-transit time compared to air freight. Quarter end spring and summer inventory at cost per foot was up 12% compared to last year.

Capital Expenditures

For the first quarter of 2007, capital expenditures were approximately $65 million. For fiscal year 2007, management expects capital expenditures to be in the range of $240 to $260 million.

Stock Repurchase

During the quarter, the company completed the repurchase of 2.8 million shares of common stock for approximately $85.2 million. After the first quarter activity, the company had 4.2 million shares remaining under the 7 million share authorization announced in March 2007.

In a separate press release this morning, the company announced that its Board of Directors has authorized an additional 23 million shares for its repurchase program. Share repurchases under the new authorization can be made through the end of fiscal 2009. The new authorization brings total shares currently available to 27.2 million shares.

Real Estate

Based on the strong performance of stand-alone aerie stores, the company is accelerating growth, opening approximately 40 new aerie stand-alone stores this year.

In the first quarter, American Eagle opened eight new AE stores and remodeled eight locations. Additionally, the company opened three new MARTIN + OSA stores. For 2007 the company is on-track to increase square footage by 10%. This includes 34 new and 56 remodeled American Eagle stores, 14 MARTIN + OSA stores and approximately 40 new free-standing aerie stores.

Second Quarter Guidance

At this time, management is establishing second quarter earnings guidance of $0.34 to $0.36 per share, compared to $0.31 per share last year.

Conference Call Information

At 9:00 a.m. Eastern Time on May 22, 2007, the company's management team will host a conference call to review the financial results. To listen to the call, dial 1-877-601-0864 five to seven minutes prior to the scheduled start time. The conference call will also be simultaneously broadcast over the Internet at www.ae.com or www.streetevents.com. Anyone unable to listen to the call can access a replay beginning May 22, 2007 at 12:00 p.m. Eastern Time through June 5, 2007. To listen to the replay, dial 1-800-642-1687 and reference confirmation code 2902324#. An audio replay of the conference call will also be available at www.ae.com.

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About American Eagle Outfitters:

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading retailer that operates under the American Eagle Outfitters and MARTIN + OSA brands.

American Eagle Outfitters designs, markets and sells its own brand of laidback, current clothing targeting 15 to 25 year-olds, providing high-quality merchandise at affordable prices. AE's original collection includes standards like jeans and graphic Ts as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle currently operates 840 stores in 50 states, the District of Columbia and Puerto Rico, and 73 AE stores in Canada. American Eagle also operates ae.com, which offers additional sizes and styles of favorite AE merchandise and ships around the world. The American Eagle brand also includes a new collection of dormwear and intimates, "aerie by American Eagle." aerie is available in American Eagle stores across the country and at aerie.com. It includes bras, undies, camis, hoodies, robes, boxers, sweats and leggings for the AE girl. Designed to be sweetly sexy, comfortable and cozy, aerie offers AE customers a new way to express their personal style everyday, from the dormroom to the coffee shop to the classroom.

The company introduced MARTIN + OSA, a new sportswear concept targeting 25 to 40 year-old women and men. MARTIN + OSA carries apparel, accessories and footwear, using denim and sport inspiration to design fun and sport back into sportswear. MARTIN + OSA currently operates eight stores. For additional information and updates, visit martinandosa.com.

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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding second quarter sales and earnings, real estate, aerie and MARTIN + OSA. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risk that second quarter sales, markdowns and/or earnings expectations may not be achieved, real estate, aerie and MARTIN + OSA growth may not occur as planned and those other risks described in the Risk Factor Section of the Company's Form 10-K for the year ended February 3, 2007 filed with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

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AMERICAN EAGLE OUTFITTERS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands)
	May 5,	February 3,	April 29,
	2007	2007	2006

	(Unaudited)		(Unaudited)

ASSETS
Cash, cash equivalents and short-term investments	$658,717	$827,113	$771,368
Merchandise inventory	274,846	263,644	195,312
Other current assets	136,811	111,651	99,992

Total current assets	1,070,374	1,202,408	1,066,672

Property and equipment, net	523,487	481,645	356,614
Goodwill, net	9,950	9,950	9,950
Long-term investments	175,071	251,644	153,719
Other assets, net	62,201	45,991	34,071

Total Assets	$1,841,083	$1,991,638	$1,621,026

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$138,545	$171,150	$121,033
Accrued compensation and payroll taxes	21,573	58,371	25,655
Accrued rent	54,030	57,543	49,202
Accrued income and other taxes	11,193	91,934	41,005
Unredeemed stored value cards and gift certificates	40,287	54,554	29,973
Current portion of deferred lease credits	12,757	12,803	10,389
Other current liabilities	16,874	18,263	16,116

Total current liabilities	295,259	464,618	293,373

Deferred lease credits	62,512	65,114	61,889
Other non-current liabilities	87,212	44,594	42,665

Total non-current liabilities	149,724	109,708	104,554

Total stockholders' equity	1,396,100	1,417,312	1,223,099

Total Liabilities and Stockholders' Equity	$1,841,083	$1,991,638	$1,621,026

Current Ratio	3.63	2.59	3.64

AMERICAN EAGLE OUTFITTERS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars and shares in thousands, except per share amounts) (Unaudited)
	Three Months Ended

	May 5,	% of	April 29,	% of
	2007	Sales	2006	Sales

Net sales	$612,386	100.0%	$522,428	100.0%
Cost of sales, including certain buying,
occupancy and warehousing expenses	313,927	51.3%	268,059	51.3%

Gross profit	298,459	48.7%	254,369	48.7%
Selling, general and administrative expenses	156,989	25.6%	134,669	25.8%
Depreciation and amortization	25,482	4.2%	21,434	4.1%

Operating income	115,988	18.9%	98,266	18.8%
Other income, net	11,301	1.9%	8,096	1.5%

Income before income taxes	127,289	20.8%	106,362	20.3%
Provision for income taxes	48,519	7.9%	42,206	8.1%

Net income	$78,770	12.9%	$64,156	12.2%

Net income per basic common share	$0.36		$0.29

Net income per diluted common share	$0.35		$0.28

Weighted average common shares outstanding - basic	220,675		222,722

Weighted average common shares outstanding - diluted	225,565		228,387

Total gross square footage at end of period:	5,257,032		4,847,077

Store count at end of period:	920		876

Company Contact:	Financial Media Contact:
Judy Meehan	Berns Communications Group
724-776-4857	Stacy Berns/Melissa Jaffin
212-994-4660